Exhibit 99.1

news release

NYSE: TC
TSX: TCM, TCM.WT
February 24, 2011	TSX-V:TRX.WT, TRX.WT.A

THOMPSON CREEK ANNOUNCES RECORD PRODUCTION AND SALES VOLUMES FOR FISCAL 2010

•    Revenue up 59% to $594.8 million

•    Net income was $113.7 million

•    Cash flow from operations increased 49% to $157.4 million

Thompson Creek Metals Company Inc. (“Company” or “Thompson Creek”), a growing, diversified North American mining company, today announced financial results for the three months and full year ended December 31, 2010, prepared in accordance with United States generally accepted accounting principles (“US GAAP”). All dollar amounts are in United States (“US”) dollars unless otherwise indicated.

Financial Highlights:

	Fourth Quarter 2010	Full Year 2010
Revenue (millions)	$156.8	$594.8
Net Income/(Loss) (millions)	$(45.0)	$113.7
Net Income/(Loss) Per Share
Basic	$(0.28)	$0.79
Diluted	$(0.28)	$0.75
Non-GAAP Adjusted Net Income (millions)	$34.4	$163.3
Non-GAAP Adjusted Net Income Per Share
Basic	$0.22	$1.13
Diluted	$0.20	$1.07
Molybdenum Production (millions)	9.3	32.6
Average Cash Cost Per Pound Produced ($/lb)	$5.81	$6.07
Molybdenum Sold - TC & Endako Mined Product (millions)	7.6	29.1
Average Realized Molybdenum Price ($/lb)	$16.05	$15.67
Cash Flow from Operations (millions)	$31.6	$157.4
Capital Costs (millions)	$66.4	$213.7
Cash, Cash Equivalents and Short-Term Investments as of December 31, 2010 (millions)	$316.0	$316.0

“Thompson Creek’s 2010 financial performance was greatly improved from a year earlier mainly as a result of increased production, sales volumes and molybdenum prices,” said Kevin Loughrey, Chairman and Chief Executive Officer. “The Company produced a record 32.6 million pounds of molybdenum in 2010, and sold a record 29.1 million pounds of molybdenum from its mines for an average realized molybdenum sales price for the year of $15.67, up 39% from $11.28 in 2009.  We anticipate that over the balance of 2011 the price for molybdenum oxide will continue to be volatile, but will gradually increase with the expected improvement in worldwide molybdenum bearing steel production,” said Mr. Loughrey.

Fourth Quarter Financial Results

Revenue for the quarter ended December 31, 2010 was $156.8 million, up 48% from $106.2 million for the same period in 2009.  The increase in revenue was primarily due to an increase in molybdenum sales volumes and a higher average realized sales price for molybdenum in the fourth quarter of $16.05 per pound, up 30% from $12.37 per pound for the same period in 2009.

Net Loss for the quarter ended December 31, 2010 was $45.0 million, or $0.28 per basic and diluted share, compared to net income of $26.0 million, or $0.19 per basic and $0.18 per diluted share for the same period in 2009.  Net loss for the fourth quarter of 2010 included a non-cash unrealized loss on common share purchase warrants of $79.4 million, or $0.50 per basic and $0.47 per diluted share, and net income for the fourth quarter of 2009 included a non-cash unrealized gain on common stock purchase warrants of $5.6 million, or $0.04 per basic and diluted share.

Non-GAAP Adjusted Net Income for the quarter ended December 31, 2010 (excluding the non-cash unrealized loss on the warrants) was $34.4 million, or $0.22 per basic and $0.20 per diluted share.   Non-GAAP adjusted net income for the fourth quarter of 2009 (excluding the non-cash unrealized gain on warrants) was $20.4 million, or $0.15 per basic and $0.14 per diluted share.

The Company’s financial performance continues to be affected by the previously disclosed requirement under US GAAP to account for the Company’s outstanding common stock warrants as a derivative liability, with changes in the fair market value recorded in net income (loss). During the fourth quarter of 2010, the value of the outstanding warrants (and the Company’s reported derivative liability) increased by $79.4 million, resulting in a non-cash loss of the same amount. Excluding the non-cash loss related to the warrants, the Company’s non-GAAP adjusted net income for the fourth quarter of 2010 was $34.4 million, or $0.22 per basic and $0.20 per diluted share.  Additionally, the Terrane warrants that continue to remain outstanding were also accounted for under US GAAP as a derivative liability.  The non-cash unrealized loss on common share purchase warrants of $79.4 million included a $6.7 million loss related to the Terrane warrants.

Molybdenum Production for the quarter ended December 31, 2010 was 9.3 million pounds, up 48% from 6.3 million pounds in the fourth quarter of 2009.  The increase in production was primarily due to a significantly higher grade of ore from the Thompson Creek mine.

Average Cash Cost Per Pound Produced for the quarter ended December 31, 2010 was $5.81 per pound, compared to $6.61 per pound for the same period in 2009.  The decrease in average cash cost per pound was primarily due to higher production resulting from a significantly higher grade of ore from the Thompson Creek mine.

Cash Flow From Operations for the quarter ended December 31, 2010 was $31.6 million, compared to $38.2 million for the same period in 2009.

Capital Costs incurred for the quarter ended December 31, 2010 were $76.5 million, comprised of $45.2 million of capital costs for the Company’s 75% share of capital costs for the Endako mill expansion project, $15.9 million of capital costs for the mines, the Langeloth facility and Corporate, and $15.4 million of capital costs for Mt. Milligan.  The capital costs for the fourth quarter of 2010 included a change in accrual of $10.1 million; therefore, capital expenditures for the fourth quarter of 2010 were $66.4 million.

Total Cash, Cash Equivalents and Short-Term Investments at December 31, 2010 were $316.0 million, compared to $511.5 million as of December 31, 2009.  Total debt as of December 31, 2010 was $22.0 million, compared to $12.9 million as of December 31, 2009.

Full Year 2010 Financial Results

Revenue for 2010 was $594.8 million, up 59% from $373.4 million for 2009.  The increase in revenue was primarily due to a 15% increase in molybdenum pounds sold and a higher average realized sales price for 2010 of $15.67 per pound, up 39% from $11.28 per pound in 2009.

Net Income for 2010 was $113.7 million or $0.79 per basic and $0.75 per diluted share, compared to a net loss of $56.0 million, or $0.44 per basic and diluted share for 2009.  Net income for 2010 included a non-cash unrealized loss on common share purchase warrants of $49.6 million, or $0.34 per basic and $0.33 per diluted share, and net loss for 2009 included a non-cash unrealized loss on common stock purchase warrants of $93.4 million, or $0.73 per basic and $0.72 per diluted share.

Non-GAAP Adjusted Net Income for 2010 (excluding the non-cash unrealized loss on the warrants) was $163.3 million, or $1.13 per basic and $1.07 per diluted share.   Non-GAAP adjusted net income for 2009 (excluding the non-cash unrealized gain on warrants) was $37.4 million, or $0.29 per basic and diluted share.

Molybdenum Production for 2010 was a record 32.6 million pounds, up 29% from 25.3 million pounds in 2009.  The increase in production was primarily due to a significantly higher grade of ore from the Thompson Creek mine.

Average Cash Cost Per Pound Produced for 2010 was $6.07 per pound, compared to $5.84 per pound in 2009, primarily due to increased operating costs at the Endako mine due to higher mining and milling costs.

Cash Flow From Operations for 2010 was $157.4 million, up 49% from $105.9 million in 2009.

Capital Costs incurred in 2010 were $246.2 million, comprised of $149.9 million of capital costs for the Company’s 75% share of capital costs for the Endako mill expansion project, $80.9 million of capital costs for the mines, the Langeloth facility and Corporate, and $15.4 million of capital costs for Mt. Milligan.  The capital costs for 2010 included accrued amounts of $32.5 million; therefore, capital expenditures for 2010 were $213.7 million.

Selected Consolidated Financial and Operational Information

	Three Months ended December 31,		Years ended December 31,
(US$ in millions except per share and per pound amounts)	2010	2009	2010	2009	2008
	(unaudited)
Financial
Revenue
Molybdenum sales	$152.0	$103.3	$578.6	$361.9	$992.2
Tolling, calcining and other	4.8	2.9	16.2	11.5	19.2
	156.8	106.2	594.8	373.4	1,011.4
Costs and expenses
Cost of sales
Operating expenses	75.6	68.1	315.5	241.3	557.4
Depreciation, depletion and amortization	14.3	11.4	49.9	43.4	40.0
Total cost of sales	89.9	79.5	365.4	284.7	597.4
Selling and marketing	2.1	1.6	7.7	6.2	10.1
Accretion expense	0.3	0.4	1.5	1.4	1.7
General and administrative	5.9	7.5	23.5	25.1	37.9
Acquisition costs	8.6	—	12.9	—	—
Exploration	2.6	1.4	9.4	6.3	8.0
Total costs and expenses	109.4	90.4	420.4	323.7	655.1
Operating income	47.4	15.8	174.4	49.7	356.3
Other (income) expenses	79.4	(4.8)	40.5	103.7	58.9
Income and mining taxes (benefit)	13.0	(5.4)	20.2	2.0	124.3
Net income (loss)	$(45.0)	$26.0	$113.7	$(56.0)	$173.1
Net income (loss) per share:
Basic	$(0.28)	$0.19	$0.79	$(0.44)	$1.45
Diluted	$(0.28)	$0.18	$0.75	$(0.44)	$1.31
Cash generated by operating activities	$31.6	$38.2	$157.4	$105.9	$389.0
Adjusted non-GAAP Measures:(1)
Adjusted net income(1)	$34.4	$20.4	$163.3	$37.4	$241.3
Adjusted net income per share—basic(1)	$0.22	$0.15	$1.13	$0.29	$2.02
Adjusted net income per share—diluted(1)	$0.20	$0.14	$1.07	$0.29	$1.83
Operational Statistics (unaudited)
Mined molybdenum production (000’s lb)(2)	9,316	6,268	32,577	25,260	26,045
Cash cost ($/lb produced)(3)	$5.81	$6.61	$6.07	$5.84	$7.54
Molybdenum sold (000’s lb):
Thompson Creek mine and Endako mine product	7,574	6,889	29,072	27,389	22,349
Purchased and processed product	1,896	1,464	7,855	4,683	10,681
	9,470	8,353	36,927	32,072	33,030
Average realized price ($/lb)(1)	$16.05	$12.37	$15.67	$11.28	$30.04

(1)   See “Non-GAAP Financial Measures” for the definition and calculation of these non-GAAP measures.

(2)  Mined production pounds reflected are molybdenum oxide and high performance molybdenum disulfide (“HPM”) from the Company’s share of production from the mines; excludes molybdenum processed from purchased product.

(3)  Weighted-average of Thompson Creek mine and Endako mine (75% share) cash costs (mining, milling, mine site administration, roasting and packaging) for molybdenum oxide and HPM produced in the period, including all stripping costs. Cash cost excludes: the effect of purchase price adjustments, the effects of changes in inventory, stock-based compensation, other non-cash employee benefits and depreciation, depletion, amortization and accretion. The cash cost for the Thompson Creek mine, which only produces molybdenum sulfide on site, includes an estimated molybdenum loss, an allocation of roasting and packaging costs from the Langeloth facility, and transportation costs. See “Non-GAAP Financial Measures” for additional information.

Updated 2011 Annual Guidance and Outlook

With the exception of the updated guidance provided below, the 2011 and 2012 guidance as provided on November 4, 2010 is reaffirmed.

•                  Capital Expenditures — 2011 estimated capital expenditures are expected to be approximately $591 million (changed from previous guidance of $525 million), comprised of $60 million in capital expenditures for the mines, the Langeloth facility and Corporate (unchanged from previous guidance), $181 million for Thompson Creek’s 75% share of capital expenditures required for the mill expansion project at the Endako mine (changed from previous guidance of $115 million) and $350 million related to the Mt. Milligan project (unchanged from previous guidance and still subject to the completion of a detailed review of the project).  The $66 million increase in capital expenditures at the Endako mine for 2011 includes $27 million of carryover from 2010 and $39 million (75% share) of increased costs to complete the expansion project.

Credit Facility Update

In February, the Company secured an additional $10 million in commitments from two participant banks and increased its previously announced revolving credit facility from $290 million to $300 million.

Non-GAAP Financial Measures

In addition to the consolidated financial statements presented in accordance with US GAAP, the Company uses the following non-GAAP financial measures of its financial performance in this press release:  adjusted net income, adjusted net income per share (basic and diluted), cash cost per pound produced, weighted average cash cost per pound produced, and average realized sales price per pound sold.  These are considered key measures by management in evaluating the Company’s performance.  These measures do not have standard meanings prescribed by US GAAP and may not be comparable to similar measures presented by other companies.  The Company believes these measures provide useful supplemental information to investors in order for them to evaluate the Company’s financial performance using the same measures as management.  The Company believes that the use of these measures affords investors greater transparency in assessing the Company’s financial performance.  Non-GAAP financial measures should not be considered in isolation from, as a substitute for, or superior to, measures of financial performance prepared in accordance with US GAAP.  The presentation of these measures may be different from non-GAAP financial measures used by other companies.  In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the results of operations as determined in accordance with US GAAP.

Adjusted Net Income, Adjusted Net Income Per Share — Basic and Diluted

Adjusted net income represents the net income prepared in accordance with US GAAP, adjusted for significant non-cash items.  For the fourth quarter and year end December 31, 2010 and 2009, the significant non-cash items were the non-cash gains and losses on the fair value adjustment related to the Company’s outstanding common stock purchase warrants.

On January 1, 2009, Thompson Creek was required to adopt the guidance issued by the Emerging Issues Task Force that common stock purchase warrants, with a strike price denominated in a currency other than the entity’s reporting currency, are not considered linked to equity and, therefore, are to be accounted for as derivatives.  The Company has outstanding common stock purchase warrants denominated in Canadian dollars.  Changes to the fair value of the outstanding warrants are recorded to the statements of operations at each quarter end.  Since a cash payment will never be required at the settlement of the Warrants, management does not consider gains or losses on the warrants in its evaluation of the Company’s financial performance.

Adjusted net income per share (basic and diluted) is calculated using adjusted earnings, as defined above, divided by the weighted average basic and weighted average diluted shares outstanding during the period, as determined in accordance with US GAAP.

The following tables reconcile net income presented in accordance with US GAAP to the non-GAAP financial measures of adjusted net income, and adjusted net income per share (basic and diluted) for the three months and years ended December 31, 2010 and 2009:

For the three months ended December 31, 2010 (unaudited—US$ in millions except shares and per share amounts)

		Weighted Average Basic Shares		Weighted Average Diluted Shares
	Net Income (Loss)	Shares (000’s)	$/share	Shares (000’s)	$/share
US GAAP measures	$(45.0)	159,533	$(0.28)	159,533	$(0.28)
Add (Deduct):
Unrealized (gain) loss on common stock warrants	79.4	159,533	0.50	168,515	0.47
Non-GAAP measures	$34.4	159,533	$0.22	168,515	$0.20

For the three months ended December 31, 2009 (unaudited—US$ in millions except shares and per share amounts)

		Weighted Average Basic Shares		Weighted Average Diluted Shares
	Net Income (Loss)	Shares (000’s)	$/share	Shares (000’s)	$/share
US GAAP measures	$26.0	139,359	$0.19	146,916	$0.18
Add (Deduct):
Unrealized (gain) loss on common stock warrants	(5.6)	139,359	(0.04)	146,916	(0.04)
Non-GAAP measures	$20.4	139,359	$0.15	146,916	$0.14

For the year ended December 31, 2010 (unaudited—US$ in millions except shares and per share amounts)

		Weighted Average Basic Shares		Weighted Average Diluted Shares
	Net Income (Loss)	Shares (000’s)	$/share	Shares (000’s)	$/share
US GAAP measures	$113.7	144,729	$0.79	152,462	$0.75
Add (Deduct):
Unrealized (gain) loss on common stock warrants	49.6	144,729	0.34	152,462	0.33
Non-GAAP measures	$163.3	144,729	$1.13	152,462	$1.07

For the year ended December 31, 2009 (unaudited—US$ in millions except shares and per share amounts)

		Weighted Average Basic Shares		Weighted Average Diluted Shares
	Net Income (Loss)	Shares (000’s)	$/share	Shares (000’s)	$/share
US GAAP measures	$(56.0)	127,521	$(0.44)	127,521	$(0.44)
Add :
Unrealized (gain) loss on common stock warrants	93.4	127,521	0.73	130,702	0.72
Non-GAAP measures	$37.4	127,521	$0.29	130,702	$0.29

Cash Cost per Pound Produced and Average Realized Sales Price per Pound Sold

Cash cost per pound produced represents the mining (including all stripping costs), milling, mine site administration, roasting and packaging costs for molybdenum oxide and HPM produced at each mine in the period.  Stripping costs represent the costs associated with the activity of removing overburden and other mine waste materials in the production phase of a mining operation.  Stripping costs that provide access to mineral reserves that will be produced in future periods are expensed under US GAAP as incurred.  Cash cost per pound produced excludes the effects of purchase price adjustments, the effects of changes in inventory, stock-based compensation, other non-cash employee benefits and depreciation, depletion, amortization and accretion.  Cash cost for the Thompson Creek mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth Facility, and transportation costs from the Thompson Creek mine to the Langeloth facility. The weighted average cash cost per pound produced represents the cumulative total of the cash costs for the Thompson Creek mine and the Endako mine divided by the cumulative total production from the Thompson Creek mine and the Endako mine.

The average realized sales price per pound sold represents molybdenum sales revenue divided by the pounds sold.

Three Month Period ended December 31 (US$ in millions except per pound amounts—Unaudited)

	Three months ended December 31, 2010			Three months ended December 31, 2009
	Operating Expenses (millions)	Pounds Produced(1) (000’s lbs)	$/lb	Operating Expenses (millions)	Pounds Produced(1) (000’s lbs)	$/lb
Thompson Creek Mine
Cash costs—Non-GAAP(2)	$36.0	7,630	$4.72	$27.6	4,300	$6.43
Add/(Deduct):
Stock-based compensation	0.2			1.1
Inventory and other adjustments	(6.9)			0.6
GAAP operating expenses	$29.3			$29.3
Endako Mine
Cash costs—Non-GAAP(2)	$18.0	1,686	$10.65	$13.8	1,968	$7.00
Add/(Deduct):
Stock-based compensation	0.2			0.4
Inventory and other adjustments	(4.0)			(1.3)
GAAP operating expenses	$14.2			$12.9
Other operations GAAP operating expenses(3)	$32.1			$25.9
GAAP consolidated operating expenses	$75.6			$68.1
Weighted-average cash cost—Non-GAAP	$54.1	9,316	$5.81	$41.4	6,268	$6.61

Year End Period December 31 (US$ in millions except per pound amounts—Unaudited)

	Year Ended December 31, 2010			Year Ended December 31, 2009
	Operating Expenses (millions)	Pounds Produced(1) (000’s lbs)	$/lb	Operating Expenses (millions)	Pounds Produced(1) (000’s lbs)	$/lb
Thompson Creek Mine
Cash costs—Non-GAAP(2)	$130.4	25,071	$5.20	$101.9	17,813	$5.72
Add/(Deduct):
Stock-based compensation	1.5			1.2
Inventory and other adjustments	(7.6)			15.2
GAAP operating expenses	$124.3			$118.3
Endako Mine
Cash costs—Non-GAAP(2)	$66.7	7,506	$8.89	$45.7	7,447	$6.13
Add/(Deduct):
Stock-based compensation	1.1			0.4
Inventory and other adjustments	(7.9)			1.2
GAAP operating expenses	$59.9			$47.3
Other operations GAAP operating expenses(3)	$131.3			$75.7
GAAP consolidated operating expenses	$315.5			$241.3
Weighted-average cash cost—Non-GAAP	$197.7	32,577	$6.07	$147.6	25,260	$5.84

(1)  Mined production pounds are molybdenum oxide and HPM from the Company’s share of the production from the mines; excludes molybdenum processed from purchased product.

(2)  Cash costs represent the mining (including all stripping costs), milling, mine site administration, roasting and packaging costs for molybdenum oxide and HPM produced in the period.  Cash cost excludes: the effect of purchase price adjustments, the effects of changes in inventory, stock-based compensation, other non-cash employee benefits and depreciation, depletion, amortization and accretion.  The cash cost for the Thompson Creek mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth facility, and transportation costs from the Thompson Creek mine to the Langeloth facility.

(3)  Other operations represent activities related to the roasting, processing, and upgrading of third-party concentrate and other metals at the Langeloth Facility and exclude product volumes and costs related to the roasting and processing of Thompson Creek mine and Endako mine concentrate. The Langeloth facility costs associated with roasting and processing of Thompson Creek mine and Endako mine concentrate are included in their respective operating results above.

Additional information on the Company’s financial position is available in Thompson Creek’s Annual Report on Form 10-K for the period ended December 31, 2010, which was filed today on EDGAR (www.sec.gov) and SEDAR (www.sedar.com) and posted on the Company’s website (www.thompsoncreekmetals.com).

Conference Call and Webcast

Thompson Creek will hold a conference call for analysts and investors to discuss its 2010 financial results on Friday, February 25, 2011 at 8:30 am Eastern Time.  Kevin Loughrey, Chairman and Chief Executive Officer, and Pamela Saxton, Chief Financial Officer, will be available to answer questions during the call.

To participate in the call, please dial 1 (647) 427-7450 or 1 (888) 231-8191 about five minutes prior to the start of the call.  A live audio webcast of the conference call will be available at www.newswire.ca and www.thompsoncreekmetals.com.

An archived recording of the conference call will be available at 1 (416) 849-0833 or 1 (800) 642-1687 (access code 42212766 followed by the number sign) from 11:30 a.m. Eastern Time on February 25 to 11:59 p.m. Eastern Time on March 4.  An archived recording of the webcast will also be available at Thompson Creek’s website.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a growing, diversified North American mining company.   The Company produces molybdenum at its 100%-owned Thompson Creek mine in Idaho and Langeloth Metallurgical Facility in Pennsylvania and its 75%-owned Endako mine in northern British Columbia.  The Company is also in the process of constructing the Mt. Milligan copper-gold mine in northern British Columbia, which is expected to commence production in 2013.  Among the Company’s development projects are the Mount Emmons molybdenum property in Colorado and the Davidson molybdenum and Berg copper-molybdenum-silver properties in northern British Columbia.  Thompson Creek has approximately 928 employees.  Its principal executive office is in Denver, Colorado, and it also has offices in Vancouver, British Columbia and Toronto, Ontario. More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains ‘‘forward-looking information’’ within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation.  Often, but not always, forward-looking statements include:  statements with respect to future financial or operating performance of Thompson Creek or its subsidiaries and it projects; statements regarding future inventory, capital expenditures and exploration expenditures; 2011 operating goals; and 2011 molybdenum prices.

Such factors include, among others, risks related to general business, economic, competitive, political and social uncertainties including the  global economic conditions, the volatility in molybdenum prices; risks related to foreign currency fluctuations; energy prices & fluctuations; title disputes or claims; limitations of insurance coverage; changes in governmental regulation of mining operations; risks related to the volatility of Thompson Creek’s share price; changes in environmental regulation; the actual results of current exploration activities; actual results of reclamation activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; possible variations of ore grade or recovery rates; impurities and toxic substances in the mined material; and failure of plant, equipment or processes to operate as anticipated.  Additional factors that could cause Thompson Creek’s results to differ from those described in the forward-looking information can be found in the section entitled ‘‘Risk Factors’’ in Thompson Creek’s Annual Report on Form 10-K and subsequent documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.  Forward-looking statements contained herein are made as of the date of this news release and Thompson Creek disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or results or otherwise, except as required by law.  There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements.  Accordingly, the reader is cautioned not to place undue reliance on forward-looking statements.

For more information, please contact:

Pamela Solly	Christine Stewart
Director Investor Relations	Renmark Financial Communications Inc.
Thompson Creek Metals Company Inc.	Tel: (416) 644-2020
Tel: (303) 762-3526	cstewart@renmarkfinancial.com
psolly@tcrk.com

THOMPSON CREEK METALS COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(US dollars in millions)

	December 31,
	2010	2009

ASSETS
Current assets
Cash and cash equivalents	$316.0	$158.5
Short-term investments	—	353.0
Accounts receivable—trade	63.3	32.4
Accounts receivable—related parties	10.0	10.3
Product inventory	75.5	43.5
Material and supplies inventory	31.5	34.5
Prepaid expense and other current assets	7.6	6.0
Income tax receivable	12.9	4.8
	516.8	643.0
Property, plant and equipment, net	1,696.1	605.7
Restricted cash	23.5	16.8
Reclamation deposits	24.7	30.3
Goodwill	47.0	47.0
Other assets	9.6	1.8
	$2,317.7	$1,344.6
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$64.8	$29.9
Income and mining taxes payable	3.7	3.6
Current portion of long-term debt	5.4	3.7
Deferred income tax liabilities	7.7	6.7
Other liabilities	0.2	—
	81.8	43.9
Gold Stream arrangement	226.5	—
Long-term debt	16.6	9.2
Other liabilities	22.4	24.6
Asset retirement obligations	29.2	24.8
Common stock warrant derivatives	174.7	115.4
Deferred income tax liabilities	336.6	141.3
	887.8	359.2
Commitments and contingencies
Shareholders’ equity
Common stock, no-par, 165,189,873 and 139,511,257 shares issued and outstanding, as of December 31, 2010 and 2009, respectively	980.9	697.1
Additional paid-in-capital	49.2	45.7
Retained earnings	346.5	232.8
Accumulated other comprehensive income	53.3	9.8
	1,429.9	985.4
	$2,317.7	$1,344.6

THOMPSON CREEK METALS COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(US dollars in millions, except per share data)

	Years Ended December 31,
	2010	2009	2008

REVENUES
Molybdenum sales	$578.6	$361.9	$992.2
Tolling, calcining and other	16.2	11.5	19.2
	594.8	373.4	1,011.4
COSTS AND EXPENSES
Cost of Sales
Operating expenses	315.5	241.3	557.4
Depreciation, depletion and amortization	49.9	43.4	40.0
Total cost of sales	365.4	284.7	597.4
Selling and marketing	7.7	6.2	10.1
Accretion expense	1.5	1.4	1.7
General and administrative	23.5	25.1	37.9
Acquisition costs	12.9	—	—
Exploration	9.4	6.3	8.0
Total costs and expenses	420.4	323.7	655.1
OPERATING INCOME	174.4	49.7	356.3
OTHER (INCOME) EXPENSES
Goodwill impairment	—	—	68.2
(Gain) loss on foreign exchange	(7.4)	10.9	(21.5)
Interest and finance fees	0.9	1.2	15.1
Interest income	(1.5)	(1.5)	(2.4)
Change in fair value of common stock warrants	49.6	93.4	—
Other	(1.1)	(0.3)	(0.5)
Total other (income) and expense	40.5	103.7	58.9
Income (loss) before income and mining taxes	133.9	(54.0)	297.4
Income and mining taxes (benefit)
Current	8.6	17.2	112.7
Deferred	11.6	(15.2)	11.6
	20.2	2.0	124.3
NET INCOME (LOSS)	$113.7	$(56.0)	$173.1
NET INCOME (LOSS) PER SHARE
Basic	$0.79	$(0.44)	$1.45
Diluted	$0.75	$(0.44)	$1.31
Weighted average number of common shares
Basic	144.7	127.5	119.5
Diluted	152.5	127.5	131.7

THOMPSON CREEK METALS COMPANY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(US dollars in millions)

	Year Ended December 31,
	2010	2009	2008

OPERATING ACTIVITIES
Net income (loss)	$113.7	$(56.0)	$173.1
Items not affecting cash:
Goodwill impairment	—	—	68.2
Change in fair value of warrants	49.6	93.4	—
Depreciation, depletion and amortization	49.9	43.4	40.0
Accretion expense	1.5	1.4	1.7
Amortization of finance fees	0.2	—	5.4
Stock-based compensation	7.4	9.2	15.6
Deferred income taxes (benefit)	11.6	(15.2)	11.6
Unrealized loss (gain) on derivative instruments	0.7	3.5	(15.4)
Change in working capital accounts	(77.2)	26.2	88.8
Cash generated by operating activities	157.4	105.9	389.0
INVESTING ACTIVITIES
Short-term investments	355.2	(341.3)	—
Capital expenditures	(213.7)	(66.1)	(101.3)
Restricted cash	(6.6)	(2.6)	(4.2)
Reclamation (deposit) refund	5.9	(2.6)	(1.0)
Acquisition of Terrane, net of cash acquired	(383.4)	—	(100.0)
Cash used in investing activities	(242.6)	(412.6)	(206.5)
FINANCING ACTIVITIES
Proceeds from issuance of common shares, net	7.6	206.0	223.9
Repurchase of common shares	—	—	(19.2)
Debt issuance costs	(7.2)	—	—
Repayment of debt	(3.7)	(5.3)	(262.1)
Gold Stream proceeds	226.5	—	—
Proceeds from issuance of debt	12.8	—	36.5
Cash generated (used) by financing activities	236.0	200.7	(20.9)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	6.7	6.5	(17.3)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	157.5	(99.5)	144.3
Cash and cash equivalents, beginning of period	158.5	258.0	113.7
Cash and cash equivalents, end of period	$316.0	$158.5	$258.0